UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

China Hydroelectric Corporation

(Name of Issuer)

Ordinary Shares, $0.001 par value per share**

American Depositary Shares

(Title of Class of Securities)

16949D101***

(CUSIP Number)

NewQuest Asia Fund I (G.P.) Ltd.

c/o Walkers Corporate Services Limited

Walker House

87 Mary Street, George Town

Grand Cayman, Cayman Islands KY1-9005

September 5, 2012

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**	Not for trading, but in connection with the registration of American Depositary Shares, each representing 3 ordinary shares.

***	CUSIP number of the American Depositary Shares.

CUSIP No. 16949D101

(1)	Names of reporting persons NewQuest Capital Management (Cayman) Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 38,744,395
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

CUSIP No. 16949D101

(1)	Names of reporting persons NewQuest Asia Fund I (G.P.) Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 38,744,395
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 38,744,395
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

CUSIP No. 16949D101

(1)	Names of reporting persons NewQuest Asia Fund I, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC, AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) HC, PN

CUSIP No. 16949D101

(1)	Names of reporting persons CPI Ballpark Investments Ltd
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF, WC, OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Republic of Mauritius
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 38,744,395
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 38,744,395
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) OO

CUSIP No. 16949D101

(1)	Names of reporting persons Swiss Re Financial Products Corporation (“Swiss Re”)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC, AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 10,114,508
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 10,114,508
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

CUSIP No. 16949D101

(1)	Names of reporting persons China Environment Fund III, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC, AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 7,838,595[1]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 7,838,595[1]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) PN

1 China Environment Fund III Management, L.P. (“CEF III Management”), the general partner of China Environmental Fund III, L.P. (“CEF III”) and China Environment Fund III Holdings Ltd. (“CEF III Holdings”), the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and Messrs. Donald C. Ye, Shelby Chen, Michael Li, Larry Zhang and Ian Zhu, who comprise the members of the CEF III Investment Committee (the “CEF III Investment Committee Members”), may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons China Environment Fund III Management, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 7,838,595[2]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 7,838,595[2]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) PN

2 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons China Environment Fund III Holdings Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 7,838,595[3]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 7,838,595[3]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) OO

3 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Donald C. Ye
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898[4]
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) IN

4 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Shelby Chen
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898[5]
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) IN

5 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Michael Li
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Canada
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898[6]
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) IN

6 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Larry Zhang
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization The People’s Republic of China
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898[7]
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) IN

7 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Ian Zhu
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 66,040,898[8]
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) IN

8 CEF III Management, the general partner of CEF III, and CEF III Holdings, the general partner of CEF III Management, may each be deemed to have sole power to vote these shares, and the CEF III Investment Committee Members may be deemed to have shared power to vote these shares.

CUSIP No. 16949D101

(1)	Names of reporting persons Aqua Resources Fund Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Guernsey, Channel Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 5,941,613[9]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 5,941,613[9]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

9 Includes 1,980,537 ADSs, representing 5,941,611 Ordinary Shares. In addition, Aqua Resources Asia Holding Limited (“ARAHL”) holds an additional 2 Ordinary Shares of the Company.

CUSIP No. 16949D101

(1)	Names of reporting persons Aqua Resources Asia Holdings Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 5,941,613[10]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 5,941,613[10]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

10 Includes 1,980,537 ADSs, representing 5,941,611 Ordinary Shares. In addition, ARAHL holds an additional 2 Ordinary Shares of the Company.

CUSIP No. 16949D101

(1)	Names of reporting persons FourWinds Capital Management
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) N/A
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 5,941,613[11]
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

11 Includes 1,980,537 ADSs, representing 5,941,611 Ordinary Shares. In addition, ARAHL holds an additional 2 Ordinary Shares of the Company.

CUSIP No. 16949D101

(1)	Names of reporting persons Abrax
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC, AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Hong Kong
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 2,316,004
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 2,316,004
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) PN

CUSIP No. 16949D101

(1)	Names of reporting persons Abrax Limited
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) AF
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization Hong Kong
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 2,316,004
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 2,316,004[14]
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

CUSIP No. 16949D101

(1)	Names of reporting persons IWU International Ltd. (“IWU”)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☑
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place of organization British Virgin Islands
Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 1,085,783
	(8)	Shared voting power 66,040,898
	(9)	Sole dispositive power 1,085,783
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 66,040,898
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 40.8%
(14)	Type of reporting person (see instructions) CO

This Amendment No. 4 relates to the Schedule 13D filed with the Securities and Exchange Commission on April 19, 2011 and amended on April 25, 2011, August 21, 2012 and August 30, 2012 (as so amended, the “Original 13D”), by the Reporting Persons named therein. Capitalized terms used but not defined herein shall have the meaning set forth in the Original 13D. Except as set forth herein, the Original 13D is unmodified.

Item 4. Purpose of Transaction

Item 4 is hereby amended to add the following:

On August 31, 2012, the Consortium received a letter from DLA Piper LLP, counsel to the Company, which was furnished as exhibit 99.1 to the Form 6-K, filed by the Company on August 31, 2012. On September 5, 2012, O’Melveny & Myers LLP, on behalf of the Consortium, responded with a letter to DLA Piper LLP (the “Response Letter”). A copy of the Response Letter is attached hereto as Exhibit 99.1, and is incorporated into this Item 4 by reference.

Item 7. Material to be Filed as Exhibits.

The following exhibits are filed as exhibits hereto:

Exhibit	Description of Exhibit
99.1	Letter from O’Melveny & Myers LLP, on behalf of the Consortium, dated September 5, 2012 (furnished herewith).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	NEWQUEST CAPITAL MANAGEMENT (CAYMAN) LIMITED

	By:	/s/ Randhirsingh Juddoo
	Name:	Randhirsingh Juddoo
	Title:	Director

NEWQUEST ASIA FUND I (G.P.) LTD.

	By:	/s/ Darren Massara
	Name:	Darren Massara
	Title:	Director

	By:	/s/ Randhirsingh Juddoo
	Name:	Randhirsingh Juddoo
	Title:	Director

NEWQUEST ASIA FUND I, L.P.
By: NewQuest Asia Fund I (G.P.) Ltd.

	By:	/s/ Darren Massara
	Name:	Darren Massara
	Title:	Director

	By:	/s/ Randhirsingh Juddoo
	Name:	Randhirsingh Juddoo
	Title:	Director

CPI BALLPARK INVESTMENTS LTD

	By:	/s/ Georges A. Robert
	Name:	Georges A. Robert
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	SWISS RE FINANCIAL PRODUCTS CORPORATION

	By:	/s/ Hank Chance
Name: Hank Chance
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	CHINA ENVIRONMENT FUND III, L.P.

By: China Environment Fund III Management, L.P., its general partner

By: China Environment Fund III Holdings Ltd., its general partner

	By:	/s/ Yun Pun Wong
Name: Yun Pun Wong
Title: Authorized signatory

Date: September 5, 2012	CHINA ENVIRONMENT FUND III MANAGEMENT, L.P.

By: China Environment Fund III Holdings Ltd., its general partner

	By:	/s/ Yun Pun Wong
Name: Yun Pun Wong
Title: Authorized signatory

Date: September 5, 2012	CHINA ENVIRONMENT FUND III HOLDINGS LTD.

	By:	/s/ Yun Pun Wong
Name: Yun Pun Wong
Title: Authorized signatory

Date: September 5, 2012	DONALD C. YE

	By:	/s/ Donald C. Ye

Date: September 5, 2012	SHELBY CHEN

	By:	/s/ Shelby Chen

Date: September 5, 2012	MICHAEL LI

	By:	/s/ Michael Li

Date: September 5, 2012	LARRY ZHANG

	By:	/s/ Larry Zhang

Date: September 5, 2012	IAN ZHU

	By:	/s/ Ian Zhu

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	AQUA RESOURCES ASIA HOLDINGS LIMITED

	By:	/s/ Kimberly Tara
Name: Kimberly Tara
Title: Director

Date: September 5, 2012	AQUA RESOURCES FUND LIMITED

By: FourWinds Capital Management, its investment manager

	By:	/s/ Kimberly Tara
Name: Kimberly Tara
Title: CEO, FourWinds Capital Management

Date: September 5, 2012	FOURWINDS CAPITAL MANAGEMENT

	By:	/s/ Kimberly Tara
Name: Kimberly Tara
Title: CEO, FourWinds Capital Management

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	ABRAX

	By:	/s/ Manuel Salvisberg
Name: Manuel Salvisberg
Title: Director

Date: September 5, 2012	ABRAX LIMITED

	By:	/s/ Manuel Salvisberg
Name: Manuel Salvisberg
Title: Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 5, 2012	IWU INTERNATIONAL LTD.

	By:	/s/ Li Wu Fehlmann
Name: Li Wu Fehlmann
Title: Director